ON LETTERHEAD
DAVIS & COMPANY
BARRISTERS & SOLICITORS
DOUGLAS G. SHIELDS
2800 Park Place - 666 Burrard Street
Vancouver, BC, CANADA v6C 2Z7


July 8, 1996


The Board of Directors
Silverado Mines Ltd.
505 - 1111 West Georgia Street
Vancouver, BC V6E 4M3

Dear Sirs:

Re:  Form S-8 Registration Statement - Opinion of Counsel

As Canadian counsel for Silverado Mines Ltd. (the "Company") a British Columbia company, we have examined the Certificate of Incorporation, Articles of Incorporation and minutes of the proceedings of the Company's directors and shareholders and such other corporate records, documents and proceedings and have considered such questions of law as we have deemed relevant for the purpose of this opinion.

We have also, as such counsel, examined the Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Commission on or about July 8, 1996, covering shares issuable by the Company under its 1994 Stock Option and Stock Bonus Plan (the "Plan").

Based upon the foregoing, we are of the opinion that, subject to payment therefor pursuant to the terms established under the Plan, the common shares in the capital of the Company issuable as bonus shares upon exercise of the options granted under the Plan will be duly and validly issued as fully paid and non-assessable shares in the capital of the Company.

We acknowledge that we are referred to under the caption "Exhibits" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,


/Davis & Company/

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